WAIVER AND CONSENT AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, including the opportunity to consider an initial public offering attempt for Smarte Solutions, Inc., a Delaware corporation (the “Company”), the receipt and sufficiency of which are hereby acknowledged, the undersigned, being holders of issued and outstanding shares of the Series A Convertible Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), of the Company hereby:

(1)

waive any and all rights to receive adjustments to the Conversion Price of the Series A Preferred Stock for certain dilutive issuances as set forth in Article IV, Section 3 of the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with respect to the issuance of; (i) stock purchase warrants to be issued to those lenders in the Company’s proposed $2,500,000 Bridge Financing (the “Bridge Financing”) pursuant to the terms and conditions of the Stock Purchase Warrant attached hereto as Exhibit “A”, (ii) warrants proposed to be issued to Fifth Street Capital, L.L.C., f/k/a Gray Capital Partners, L.L.C. (“Fifth Street”) in connection with the March 30, 2004 Engagement Letter for Bridge Financing, the April 1, 2004 Engagement Agreement, and the April 1, 2004 Marketing Agent Agreement, by and between the Company and Fifth Street, all of which are attached as Exhibit “B” , (iii) shares of the Company’s common stock, par value $0.001 (the “Common Stock”) proposed to be issued to Fifth Street in connection with both the April 1, 2004 Engagement Agreement and the April 1, 2004 Marketing Agent Agreement referenced above and attached as Exhibit “B” , (iv) any shares of Common Stock, of the Company issuable upon the conversion of any of the warrants identified in (i) and (ii) above, (v) shares of Common Stock to be issued in accordance with a proposed stock for stock exchange with Vincera Software, Inc. (“Vincera”) to the Vincera shareholders who consent to the stock for stock exchange, (vi) shares of Common Stock or other securities to be issued by the Company to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended as outlined in both April 1, 2004 Fifth Street letters attached as Exhibit “B” (the “Offering”), and

(2)

consent and agree that each share of Series A Preferred Stock held by the holder whose signature appears below shall automatically be converted by the Company into shares of Common Stock at the Series A Conversion Price (as determined in accordance with the Restated Certificate) at the time in effect immediately upon the Company’s sale of its Common Stock in a public offering pursuant to a registration statement under the Securities Act of 1933, as amended, and

(3)

consent and agree that upon the closing of the proposed transaction with Vincera, the Company is authorized to increase its authorized shares of Common Stock by at least in excess of 16,681,122 shares, par value $0.001 per share for purposes of issuance to the Vincera shareholders in exchange for at least 90% of the issued and outstanding Vincera common stock, and

(4)

consent and agree that in the event of an Offering, the Company is authorized to increase its authorized shares of Common Stock for purposes of issuance to the public in such Offering in such amount as may be determined in connection with the Offering.

IN WITNESS WHEREOF, this Waiver and Consent Agreement is executed and delivered as of the _____ day of August, 2004.

SERIES A SHAREHOLDER:

By:

Name:

SCHEDULE OF SERIES A STOCKHOLDERS WHO HAVE EXECUTED THE WAIVER AND CONSENT AGREEMENT

SERIES A STOCKHOLDER	SERIES A SHARES
Kenneth W. Murphy Children's Trust	613,873
Neil Webber	612,304
Lee W. Moncrief Trust U/W/O Richard Barto Moncrief	173,927
William Jefferey Mardaga	506,964
Scott McAllister	474,500
Jack F. Lynch	459,268
Robert Meador	415,551
John L. Erickson	405,753
Michael Charles Kline	300,350
Pioneer Financial Services, Ltd.	251,973
Tulume Ontario, Inc.	210,356
Michael Eshelman	204,384
Craig Blaesing	200,000
George W. Fenimore III	200,000
John E. Finch	150,000
M. Frank Burns	115,568
Richard G. Beach	115,341
Maurice J. Maher	113,725
Mary and Ernest Reinhart	109,644
Kevin Neal Summers	103,369
Malcom Summers	103,151
Scott E. Lindsay and Marlene F. Lindsay	100,461
Earl B. Johnson	100,000
Greg Attwood	100,000
Michael J. Maples	100,000
Robert J. Thomas	84,141
James H. Smetzer	80,000
Menzo D. Cheney	70,201
Deborah Hug	61,142
Sara Patuel	54,398
Meetrix Inc.	54,163
KMA (401k) Profit Sharing Plan for the account of Jan T. Mohamed	52,208
KMA (401k) Profit Sharing Plan for the account of Marvin S. King	52,208
KeyBank Natl Assn Investment Advisor for Drain Asset Managemant A Texas Limited Partnership	52,165
Doak Meador	51,187
Timothy J. Kopacka and Kim K. Kopacka	50,768
Miles D. Wilson	50,000
Stacy Riffe	50,000
Jean W. Crecelius	50,000
Kevin McKeand	50,000
Kingfisher Holdings, LLC	48,000
Gayle P. Olivares	41,592
Burl W. Gray	41,592
Laura Cox	40,000
John P. and Patrica A. Padian	40,000
John Eshelman	34,000
Joseph M. Maletz	32,000
Stanley Holdings, LLC	31,482
Jerry D. Goodwin	30,461
David and Lisa Womak	20,905
Kathleen M. Johnson	20,870
Janelle Catherine Curry Trust	10,435
Kay Blanton	20,758
Ben Maher	20,552
D. Scot and Jeannemarie Wilson	20,290
John Tauben	20,231
Philip L. Hartgrove	20,231
Richard and Antoinette Terrell	20,081
Richard S. Toth	20,000
Michael and Cheryl Etie	20,000
Craig J. Wall	20,000
James William Wilson	20,000
James Farrell	20,000
Mathew Joseph Fraser and Sharon Kathleen Fraser	15,116
KMA (401k) Profit Sharing Plan for the account of Barbara W. Sullins	10,435
Arthur V. Basham	10,433
Jeff Tevonian	10,000
Charles Alvin Kline	10,000
Harold E. Hall	10,000
Mathew G. Bauer	10,000
Karen and Robert McCarty	10,000
Charles K. Garcia	10,000
Kenneth W. Murphy Grandchildren's Trust	613,873
Shirley Sharon Murphy Family Trust	613,873
Richard Barto Moncrief U/W/O Richard Barto Moncrief	173,927
Michael J. Moncrief Trust U/W/O Richard Barto Moncrief	173,927
Natalie Rene Barnhart Trust	10,435
TOTAL	9,398,541

EXHIBIT A

STOCK PURCHASE WARRANT

EXHIBIT B

GRAY CAPITAL ENGAGEMENT LETTERS